Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333 -127656) relating to the 2005 Stock Option Plan of Houston American Energy Corp., on Form S-8 (File No. 333-151824) relating to the 2008 Equity Incentive Plan, and on Form S-3 (File No. 333-161319) of our report dated March 14, 2014, relating to the consolidated financial statements of Houston American Energy Corp. that appear in the Annual Report on Form 10-K of Houston American Energy for the year ended December 31, 2013.

/s/ GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
March 14, 2014